Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intel Corporation 2006 Equity Incentive Plan of our reports dated February 17, 2009, with respect to the consolidated financial statements and schedule of Intel Corporation included in its Annual Report (Form 10-K) for the year ended December 27, 2008, and the effectiveness of internal control over financial reporting of Intel Corporation filed with the Securities and Exchange Commission.

/ s / Ernst & Young LLP

San Jose, California

June 26, 2009